EXHIBIT 23.2
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                       [Letterhead of KPMG Hungaria Kft.]



To Board of Directors
Biogal Pharmaceutical Co. Ltd.


We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form F-3 dated March 18, 2003 of Teva Pharmaceutical Industries Ltd. and Teva Pharmaceutical Finance B.V. of our report dated January 22, 2001 with respect to the financial statements of Biogal Pharmaceutical Co. Ltd., as of December 31, 2000 (which financial statements were not separately included in Teva Pharmaceutical Industries Ltd.'s Annual report), included in Teva Pharmaceutical Industries Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2002.


/s/ KPMG Hungaria Kft.

KPMG Hungaria Kft.
March 17, 2003